EXHIBIT 10.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

UNISUPER LTD., PUBLIC SECTOR SUPERANNUATION SCHEME BOARD, COMMONWEALTH SUPERANNUATION SCHEME BOARD, UNITED SUPER PTY LTD., MOTOR TRADES ASSOCIATION OF

AUSTRALIA SUPERANNUATION FUND PTY LTD., H.E.S.T. AUSTRALIA LTD., CARE SUPER PTY LTD., UNIVERSITIES SUPERANNUATION SCHEME LTD., BRITEL FUND NOMINEES LIMITED, HERMES

ASSURED LIMITED, STICHTING PENSIOENFONDS ABP, CONNECTICUT RETIREMENT PLANS AND TRUST FUNDS, and THE CLINTON TOWNSHIP POLICE AND FIRE RETIREMENT SYSTEM, on behalf of themselves and all others similarly situated,

Plaintiffs,

v.

NEWS CORPORATION, a Delaware corporation,

K. RUPERT MURDOCH AC, PETER L. BARNES, CHASE CAREY, PETER CHERNIN, KENNETH E. COWLEY AO, DAVID F. DEVOE, VIET DINH, RODERICK EDDINGTON, ANDREW S.B. KNIGHT, LACHLAN K. MURDOCH, THOMAS J. PERKINS, STANLEY S. SHUMAN, ARTHUR M. SISKIND, and JOHN L. THORNTON,

Defendants.

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STIPULATION OF SETTLEMENT

The parties to the above-captioned civil action, by and through their attorneys, have entered into the following Stipulation of Settlement (this “Stipulation”), subject to the approval of the Court.

WHEREAS:

1. On April 6, 2004, The News Corporation Limited (“TNCL”), an Australian corporation, announced that it planned to pursue a reorganization (the “Reorganization”) that would result in it becoming a subsidiary of a new Delaware Corporation, News Corporation (“News Corp.”);

2. Thereafter, representatives of the Australian Council of Super Investors, Inc. (“ACSI”) and Corporate Governance International (“CGI”) had a series of communications with representatives of TNCL about the Reorganization in general, and the potential corporate governance structure of the new Delaware entity in particular.

3. On October 6, 2004, TNCL issued a press release (the “October 6 Press Release”), which stated that in order “to further strengthen the Company’s already stringent corporate governance provisions,” TNCL’s board had approved, and News Corp.’s board of directors had adopted, a package of governance provisions, including three charter provisions on certain issues, a voting agreement entered into by the Murdoch family interests (which was coupled with a corresponding charter provision), as well as a board policy concerning shareholder rights plans (the “Board Policy”);

4. The October 6 Press Release described the Board Policy as follows: “[T]he Board has adopted a policy that if a shareholder rights plan is adopted by the Company following reincorporation, the plan would have a one-year sunset clause unless shareholder approval is obtained for an extension. The policy also provides that if shareholder approval is not obtained, the Company will not adopt a successor shareholder rights plan having substantially the same terms and conditions”;

5. On October 7, 2004, TNCL sent a letter to all of its shareholders and options holders containing largely the same information about the package of governance provisions as the October 6 Press Release (the “October 7 Letter”);

6. Thereafter, ACSI and CGI recommended the Reorganization to their members and subscribers, respectively;

7. On October 26, 2004, the shareholders of TNCL voted to approve the Reorganization, and on November 3, 2004, the Federal Court of Australia granted its approval of the Reorganization;

8. On November 3, 2004, Liberty Media Corporation (“Liberty Media”) disclosed that it had entered into a series of transactions that increased its voting interest in News Corp. from 9.1% to 17.1%. Subsequently, on November 8, 2004, News Corp. adopted a shareholder rights plan (the “Rights Plan”), and announced that it was adopted to counter the threat posed by Liberty Media’s surprise acquisition of shares of News Corp. stock;

9. On August 10, 2005, News Corp.’s board of directors announced that it had decided to extend the Rights Plan for an additional two years because, in the board’s view, the threat posed by Liberty Media had not yet been resolved;

10. On October 6, 2005, Plaintiffs, thirteen institutional investors, many of whom are based in Australia, filed this lawsuit against News Corp. and its Board of Directors alleging five different causes of action: (1) breach of contract; (2) promissory estoppel; (3) fraud; (4) negligent misrepresentation; and (5) breach of fiduciary duty (the “Action”). The crux of Plaintiffs’ case was that Defendants broke a binding promise when they unilaterally extended the Rights Plan because they did not allow shareholders to vote on the extension, which Plaintiffs claimed was required by the Board Policy;

11. On October 22, 2005, Defendants filed a motion to dismiss Plaintiffs’ complaint. The crux of Defendants’ motion to dismiss was that News Corp. never promised to shareholders that the Board Policy was irrevocable, or a permanent restriction on the News Corp. board’s exercise of its fiduciary duties. On December 20, 2005, the Court of Chancery granted Defendants’ motion to dismiss in part, dismissing the counts for fraud, negligent misrepresentation, and breach of fiduciary duty. The Court, however, denied Defendants’ motion to dismiss with respect to the counts for breach of contract and promissory estoppel;

12. Thereafter, Defendants applied to the Court of Chancery for certification of an Interlocutory Appeal to the Supreme Court of the Court of Chancery’s decision on Defendants’ motion to dismiss. On January 19, 2006, the Court of Chancery granted Defendants’ application. However, on January 27, 2006, the Supreme Court declined to accept the Defendants’ interlocutory appeal;

13. On February 9, 2006, the Court of Chancery approved Plaintiffs’ discovery scheduling order, and ordered that trial would commence on April 24, 2006;

14. Thereafter, the parties engaged in extensive document discovery. On March 7, 2006, the depositions of Michael O’Sullivan (President of ACSI) and Ian Philip (Chief General Counsel of News Limited, a subsidiary of TNCL) were taken. (Messrs. O’Sullivan and Philip were alleged by Plaintiffs to be the primary participants in the discussions that led to TNCL’s willingness to have News Corp. adopt the package of corporate governance provisions, including the Board Policy);

15. On March 17, 2006, the parties’ counsel commenced settlement discussions, which led to an agreement in principle to settle the litigation;

16. On April 12, 2006, Plaintiffs amended their Complaint in order to raise claims on behalf of a class of News Corp. stockholders (as defined below);

17. Plaintiffs, through their counsel, have completed a thorough investigation of the claims and allegations asserted in the litigation, as well as the underlying events and transactions relevant to those claims and allegations. In connection with their investigation, Plaintiffs’ counsel (i) carefully reviewed the thousands of pages of documents produced by the Defendants; (ii) took the deposition of Mr. Philip, and defended the deposition of Mr. O’Sullivan; and (iii) conducted extensive factual and legal research concerning the validity of Plaintiffs’ claims.

18. In evaluating the settlement provided for herein (the “Settlement”), Plaintiffs and their counsel have considered: (1) the substantial benefits to the members of the Class (defined below) from the Settlement; (2) the facts developed during discovery; (3) the attendant risks of continued litigation and the uncertainty of the outcome of the Action; (4) the probability of success on the merits and the allegations contained in the Action, including the uncertainty relating to the proof of those allegations; (5) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation; and (6) the conclusion of Plaintiffs’ counsel that the terms and conditions of the Settlement are fair, reasonable, adequate, and in the best interests of the Class;

19. The Defendants, and each of them, have at all times denied, and continue to deny, that any of them have committed, or have threatened to commit, any wrongful acts or violations of law of any nature whatsoever in connection with any of the matters alleged, or which could have been alleged, in this lawsuit. In entering into this

Settlement, the Defendants and their counsel have considered: (1) the facts developed during discovery; (2) the burden, risk and expense of further litigation, and the uncertainty of the outcome of the Action; (3) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation; and (4) the Defendants’ conclusion that the terms and conditions of the Settlement are in the best interests of News Corp.;

NOW, THEREFORE, IT IS STIPULATED AND AGREED, by and among the parties hereto, through their respective attorneys, subject to approval of the Court of Chancery, and pursuant to Court of Chancery Rule 23, as follows:

20. Plaintiffs shall move the Court, and the Defendants shall support the motion, to certify the Action to proceed as a class action pursuant to Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2), without opt-out rights, by the Plaintiffs on behalf of all persons or entities who owned shares of any class of News Corp. common stock at any time, as well as all persons or entities who owned shares of stock in TNCL (including ordinary shares and/or preferred limited voting shares) at any time from September 30, 2004 to November 12, 2004, either of record or beneficially, including any and all of their respective successors-in-interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them (the “Class”). The named Plaintiffs shall request that the Court certify them as representatives of the Class and that the Court designate Grant & Eisenhofer P.A. as lead counsel for the Class, and the Defendants shall not oppose such requests.

21. The terms of the Settlement are as follows:

(a) The trial scheduled to begin on April 24, 2006, and any remaining pre-trial discovery, has been postponed;

(b) A stockholder vote on a rights plan (as described below) will be held at News Corp.’s regularly scheduled October 2006 annual meeting (the “October 2006 Annual Meeting”);

(c) The rights plan to be voted on at the October 2006 Annual Meeting, which may be an extension of the Rights Plan, will be a two-year plan (expiring upon the second anniversary of the stockholder vote described in paragraph (b) above, in October 2008), with News Corp.’s board of directors having the right to extend the rights plan for no more than one additional year after the expiration of the two-year period if the threat posed by Liberty Media has not, in the board’s judgment, been resolved (the “October 2006 Rights Plan”);

(d) If stockholders vote in favor of the October 2006 Rights Plan, the Action will be dismissed with prejudice. Shareholder approval for the October 2006 Rights Plan must be obtained by a majority of the shares actually voting (excluding from the denominator, as well as the numerator, abstentions and broker non-votes);

(e) If stockholders vote against the October 2006 Rights Plan, News Corp. and its board of directors retain the right to treat the vote as advisory, in which case the parties will proceed with the litigation and trial in the Action. If Defendants exercise the right to treat the vote as advisory, Defendants must provide written notice thereof to Plaintiffs’ counsel within ten (10) business days after the October 2006 Annual Meeting, whereupon the Settlement will terminate and the parties shall be restored in all respects to their respective positions existing prior to the execution of this Stipulation, and the parties shall jointly request that the Court set the case for trial as soon as practicable, consistent with the Court’s schedule. If the Defendants do not exercise their right to treat the vote as advisory, the Rights Plan will expire effective on the eleventh business day after the October 2006 Annual Meeting.;

(f) If stockholders vote in favor of the October 2006 Rights Plan, or if the stockholders vote against the October 2006 Rights Plan but the Defendants do not exercise their right to treat the vote as advisory pursuant to paragraph 21(e) above, the following shall apply:

(i) Upon the expiration of the October 2006 Rights Plan, or any other rights plan adopted consistent with the remainder of this paragraph (f), no further rights plan shall be adopted for a period of 9 months (the “Interim Period”). Thereafter, News Corp. shall have the right to adopt new rights plans, without stockholder approval, with a duration of up to one year. The expiration of any such rights plans shall be followed by another Interim Period of 9 months, during which the rights plan shall not be rolled over or extended, and no new shareholder rights plan shall be adopted, without shareholder approval. Notwithstanding the foregoing, News Corp. shall have the right to adopt a new rights plan (or extend an existing rights plan), with a duration of one year, during any Interim Period, if prior to or during that Interim Period (1) any person acquires beneficial ownership of voting stock, and after such acquisition such person beneficially owns at least 5% of the voting stock of News Corp. (provided that this clause (1) shall not apply if such person beneficially owned 5% or more of News Corp.’s voting stock prior to the commencement of such Interim Period unless (x) such person acquires at least another 5% of the outstanding voting stock prior to or during such Interim Period, (y) such person acquires beneficial ownership of voting stock during such Interim Period and after such acquisition such person beneficially owns at least 15% of the outstanding voting stock, or (z) such person beneficially owned at least 15% or more of News Corp.’s voting stock prior to the commencement of such Interim Period and such person acquires at least 3% of the outstanding voting stock during such Interim Period) or (2) any person offers or proposes to acquire voting stock or assets of News Corp., and after such acquisition, if it were successfully consummated, such person would beneficially own 30% of the voting stock or would own 30% of the assets of News Corp.;

(ii) Notwithstanding sub-paragraph (i) above, the company may adopt, at any time, a rights plan of any type and duration with advance shareholder approval; and

(iii) Shareholder approval, as referenced in sub-paragraphs (i) and (ii) above, must be obtained by a majority of the shares actually voting (excluding from the denominator, as well as the numerator, abstentions and broker non-votes);

(g) Plaintiffs may vote their shares of stock as they determine. However, Plaintiffs and their counsel shall not solicit proxies or take any other action in opposition to the October 2006 Rights Plan. No party to the Settlement, their counsel, or ACSI, shall make any negative statements with respect to the Settlement, the stockholder vote, or the October 2006 Rights Plan. Breach of this provision shall be subject to injunctive relief, but shall not result in liability for damages;

(h) It has been Plaintiffs’ position throughout this Action, as stated in the Complaint and in other public statements, that the Action was not about the merits of a rights plan, but was about the right to vote on any such rights plan. A representative of Plaintiffs will reiterate that position in a public statement when the Settlement is publicly disclosed;

(i) The provisions described in sub-paragraph 21(f) above will expire on the 20th anniversary of the October 2006 Annual Meeting;

(j) The parties acknowledge the importance of consummating the Settlement in accordance with its terms, and it is a material term of the Settlement that it be enforceable in accordance with its terms without interference from other litigation. The parties to the Settlement agree to cooperate in the opposition to any other litigation challenging the Settlement or any of its terms;

(k) None of the foregoing provisions are intended to limit, restrict or eliminate the ability of stockholders under applicable Delaware law to amend News Corp.’s certificate of incorporation in any manner;

(l) Recognizing the benefits conferred on all stockholders, News Corp. shall pay the Plaintiffs’ attorneys fees and expenses in the amount of $1.65 million, as described further below in paragraph 27.

22. Upon final Court approval of the Settlement, the parties agree that (a) Plaintiffs’ claims asserted in the Action on behalf of the Class against all Defendants shall be dismissed on the merits with prejudice against Plaintiffs and all members of the Class, without costs, except as provided herein; and (b) without limiting or being limited by the foregoing, any and all claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters and issues, known or unknown, contingent or absolute, liquidated or unliquidated, disclosed or undisclosed, hidden or concealed, matured or unmatured, accrued or unaccrued, apparent or unapparent, that have been, could have been, or in the future can or might be, asserted in this Court or in any other tribunal (including, but not limited to, any claims arising under federal, state, foreign or common law relating to any alleged fraud or misrepresentation; breach of any duty, including any duty of disclosure (whether under state or federal law); breach of contract; promissory estoppel; or otherwise) by the Plaintiffs or by or on behalf of any other member of the Class, whether directly, representatively, derivatively, individually, legally, equitably or any other type or in any other capacity, against any of the Defendants, any of their respective family members, parent entities, controlling persons, associates, affiliates or subsidiaries, and each and all of their past, present or future officers, directors, agents, employees, attorneys, consultants, accountants, shareholders, insurers, co-insurers and re-insurers, advisors (including financial or investment), investment bankers, commercial bankers, general or limited partners and partnerships, limited liability companies, members, joint ventures, heirs, executors, personal or legal representatives, estates, administrators, trustees, predecessors, successors and assigns, whether or not served with process and whether or not such person appeared in the Action (collectively, the “Released Persons”), which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to any of the acts, events, facts, matters, transactions, occurrences, statements, representations, misrepresentations or omissions or any other matter, thing or cause whatsoever set forth, alleged, embraced, involved or otherwise asserted in the Action, or in any other court or forum, by any member of the Class, including, without limitation, any claims directly or indirectly related to the Action or to the allegations asserted in the

Action, including any disclosure claims premised on state or federal law (but excluding any claims to enforce the terms of the Settlement) (collectively, the “Settled Claims”), shall be completely, individually and collectively, fully, finally and forever compromised, settled, released, discharged, extinguished and dismissed with prejudice, subject to the terms and conditions set forth herein; and (c) without limiting or being limited by the foregoing, any and all claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters and issues, known or unknown, contingent or absolute, liquidated or unliquidated, disclosed or undisclosed, hidden or concealed, matured or unmatured, accrued or unaccrued, apparent or unapparent, that have been, could have been, or in the future can or might be, asserted in this Court or in any other tribunal (including, but not limited to, any claims arising under federal, state, foreign or common law relating to any alleged fraud or misrepresentation; breach of any duty, including any duty of disclosure (whether under state or federal law); breach of contract; promissory estoppel; or otherwise) by the Defendants, whether directly, representatively, derivatively, individually, legally, equitably or any other type or in any other capacity, against any of the Plaintiffs, any of their respective parent entities, controlling persons, associates, affiliates or subsidiaries, and each and all of their past, present or future officers, directors, agents, employees, attorneys, consultants, accountants, shareholders, insurers, co-insurers and re-insurers, advisors (including financial or investment), investment bankers, commercial bankers, general or limited partners and partnerships, limited liability companies, members, joint ventures, heirs, executors, personal or legal representatives, estates, administrators, trustees, predecessors, successors and assigns, whether or not served with process and whether or not such person appeared in the Action, which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to Plaintiffs’ filing or pursuit of this Action (but excluding any claims to enforce the terms of the Settlement), shall be completely, individually and collectively, fully, finally and forever compromised, settled, released, discharged, extinguished and dismissed with prejudice, subject to the terms and conditions set forth herein.

23. Upon final Court approval of the Settlement, Plaintiffs and each of the members of the Class shall be deemed to have, and by operation of the Order and Final Judgment (as defined below) shall have, fully, finally, and forever released, relinquished and discharged all Settled Claims and any Settled Claims which any of the Plaintiffs and/or members of the Class do not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Persons, or might have affected his, her or its decision not to object to this Settlement. With respect to any and all Settled Claims, the parties stipulate and agree that, upon final Court approval of the Settlement, Plaintiffs shall expressly, and each of the members of the Class shall be deemed to have, and by operation of the Order and Final Judgment shall have, expressly waived, to the extent permissible by law, the provisions, rights and benefits of California Civil Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Upon final Court approval of the Settlement, Plaintiffs and each of the members of the Class shall be deemed to have waived, to the extent permissible by law, and by operation of the Order and Final Judgment shall have waived, any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law or international or foreign law, which is similar, comparable or equivalent to California Civil Code § 1542. Plaintiffs and members of the Class may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of the Settled Claims, but Plaintiffs shall expressly and each member of the Class, upon final Court approval of the Settlement, shall be deemed to have, and by operation of the Order and Final Judgment shall have, fully, finally, and forever settled and released any and all Settled Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The parties acknowledge, and the members of the Class shall be deemed by operation of the Order and Final Judgment to have acknowledged, that the foregoing waiver was bargained for and a material element of the Settlement of which this release is a part.

24. Plaintiffs’ counsel will present the Settlement to the Court for approval as soon as practicable and all of the parties will take all appropriate steps and use their best efforts to obtain final Court approval of the Settlement and to procure dismissal of the Action on the terms set forth herein.

25. As soon as practicable after this Stipulation has been executed, Plaintiffs’ counsel will request that the Court enter an Order, in substantially the form attached hereto as Exhibit A, providing, among other things: (i) that the Action shall proceed as a class action on behalf of the Class; (ii) that the form and manner of providing notice (as described in paragraph 26 below) to the Class is approved; and (iii) for the scheduling of a settlement hearing.

26. News Corp. shall provide notice of the Settlement to the members of the Class by means of (1) a press release to be agreed upon by the parties substantially in the form attached hereto as Exhibit B, which together with this Stipulation of Settlement shall be made available on News Corp.’s website until the Settlement has been approved by the Court, and (2) a Form 8-K filing with the Securities & Exchange Commission. News Corp. will pay the entire cost and expense related to the provision of such notice to the Class.

27. If the terms of the Settlement as provided herein, including any modifications thereto made with the consent of the parties, shall be approved by the Court, Plaintiffs’ counsel will make an application to the Court of Chancery, which the Defendants will support, for an award of attorneys’ fees and expenses not to exceed $1,650,000.00 in the aggregate, to be paid solely by News Corp. or one of its wholly-owned subsidiaries. News Corp. or one of its wholly owned subsidiaries shall pay Plaintiffs’ counsel, Grant & Eisenhofer P.A., the amount of $1,650,000.00 within ten (10) calendar days (or the first business day following the 10th calendar day if not a business day) of the signing of this Stipulation of Settlement. If the Court rejects this Settlement and/or rejects or limits the fee awarded to Plaintiffs’ counsel, Grant & Eisenhofer will refund the payment of $1,650,000.00 plus interest (or the amount of the fee award so reduced and any proportionate amount of interest paid thereon) within ten (10) calendar days following the Court’s decision. To the extent the fee award is reduced on appeal, Grant & Eisenhofer P.A. shall refund the amount so reduced and any proportionate amount of interest paid thereon.

28. Except as provided for in paragraphs 26 and 27 above, the Defendants and the other Released Persons shall bear no other expenses, costs, damages or fees incurred by Plaintiffs, or any member of the Class, or by any attorney, expert, advisor, agent or representative of the foregoing persons in the Action. The Defendants reserve the right to oppose any application made to the Court or any other court to recover any such additional amounts.

29. If the Court approves the Settlement provided for herein, the Plaintiffs will ask the Court to enter an order and final judgment, substantially in the form attached hereto as Exhibit C (the “Order and Final Judgment”).

30. The obligations of the parties under this Stipulation, other than as described in paragraphs 26 and 27 above, are conditioned upon final Court approval of the Settlement and all transactions preparatory or incident thereto. Notwithstanding anything in this Stipulation to the contrary, the effectiveness of the release of the Settled Claims and the other obligations of the Plaintiffs and the Defendants under the Settlement (except with respect to the payment of attorneys’ fees and expenses) shall not be conditioned upon or subject to the resolution of any appeal from the Court of Chancery’s entry of the Order and Final Judgment which appeal relates solely to the issue of Plaintiffs’ counsel’s application for an award of attorneys’ fees and/or the reimbursement of expenses. As used in this Stipulation, “final Court approval of the Settlement” shall mean that the Court has entered an Order approving the Settlement in accordance with this Stipulation, including the releases contained herein, which Order is finally affirmed on appeal or no longer is subject to appeal or review.

31. In the event that: (i) the Court declines, in any respect (except for a modification of the proposed Class definition or of the releases provided for herein which is not material), to enter the Order and Final Judgment provided for above and any one of the parties hereto fails to consent to the entry of another form of order in lieu thereof; (ii) the Court disapproves the Settlement proposed herein, including any amendments thereto agreed upon by all of the parties; or (iii) the Court approves the Settlement proposed herein or any amendment thereto approved by all of the parties, but such approval is reversed or substantially modified on appeal without all parties consenting to such modification and such reversal or modification becomes final by a lapse of time or otherwise; then, in any of such events, the parties, Plaintiffs’ counsel, or any of them, shall have the right to terminate the Settlement by written notice to all other parties within ten (10) calendar days following the event giving rise to the right of termination. If one or more parties exercises the right to terminate the Settlement in accordance with this paragraph, this Stipulation, the Settlement proposed herein (including any amendments hereof), any actions taken or to be taken with respect to the Settlement proposed herein, and the Order and Final Judgment to be entered shall be of no further force or effect and shall be null and void, and without prejudice to any of the parties hereto, who shall be restored in all respects to their respective positions existing prior to the execution of this Stipulation. For purposes of this provision, a disallowance or modification by the Court of the fees and expenses sought by plaintiffs’ counsel shall not be deemed an amendment, modification or disapproval of the Settlement or the Order and

Final Judgment. Notwithstanding the foregoing, any findings the Court makes with regard to certification of the Class or the qualifications of Plaintiffs as appropriate Class representatives shall be binding in any further litigation.

32. Neither this Stipulation, nor any documents prepared, nor proceedings taken in accordance with the terms set forth herein shall be construed as or deemed to be evidence, or any admission or concession, either: (i) on the part of the Plaintiffs, or any of them, of the lack of merit of the Action, or (ii) on the part of the Defendants, or any of them, of any liability or wrongdoing whatsoever, which is hereby expressly denied and disclaimed by the Defendants. Neither this Stipulation, nor the fact of its execution, nor any of its provisions, shall be offered or received in evidence in any action or proceeding of any nature, or otherwise referred to or used in any manner in any court or other tribunal, including, but not limited to, by any party hereto or their counsel, except in a proceeding to enforce the terms thereof, including any application for attorneys’ fees and expenses.

33. If any claims that are or would be subject to the release and dismissal contemplated by the Settlement are asserted against any of the Released Persons in any court prior to final Court approval of the Settlement, the Plaintiffs shall join, where possible, in any motion to dismiss or stay such proceedings and otherwise shall use their best efforts to support the Released Person(s)’ efforts to effect a withdrawal or dismissal of such claims.

34. The administration of the Settlement and final decision as to all disputed questions of law and fact shall be under the authority of the Court.

35. Without further order of the Court, the parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation, except that the October 2006 Annual Meeting will be scheduled to occur sometime in October 2006 and will be held when scheduled unless Defendants obtain prior Court approval to postpone that meeting, for good cause shown;

36. This Settlement shall be binding upon and shall inure to the benefit of the parties (and, in the case of the benefits, all Released Persons) and the respective legal representatives, heirs, executors, administrators, transferees, successors and assigns of all of such foregoing persons and upon any corporation, partnership, or other entity into or with which any party or person may merge or consolidate.

37. By signing this Stipulation, Plaintiffs’ counsel represent and warrant that they have authority to act on behalf of all named Plaintiffs, and Defendants’ counsel represent and warrant that they have authority to act on behalf of all Defendants.

38. All of the exhibits hereto are incorporated herein by reference as if set forth herein verbatim, and the terms of all such exhibits are expressly made part of this Stipulation.

39. The waiver by any party of any breach of this Stipulation shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Stipulation.

40. This Stipulation constitutes the entire agreement among the parties and supersedes any prior agreements among the parties with respect to the subject matter hereof. This Stipulation may be amended or any of its provisions waived only by a writing executed by all of the parties hereto.

41. This Stipulation may be executed in two or more counterparts.

42. Plaintiffs and Plaintiffs’ counsel represent and warrant that: (i) Plaintiffs are members of the Class, and (ii) none of the Plaintiffs’ claims or causes of action in the Action have been assigned, encumbered or in any manner transferred in whole or in part.

43. This Stipulation shall be governed by the laws of the State of Delaware without giving force to any of the provisions therein concerning conflicts of laws.

DATED: April 12, 2006

GRANT & EISENHOFER, P.A.

/s/ Megan D. McIntyre
Stuart M. Grant (I.D. 2526)
Megan D. McIntyre (I.D. 3307)
Cynthia A. Calder (I.D. 2978)
Chase Manhattan Centre
1201 North Market Street
Wilmington, DE 19801
Lead Counsel for Plaintiffs

SKADDEN, ARPS, SLATE,
MEAGHER & FLOM LLP

/s/ Edward B. Micheletti
Edward P. Welch (I.D. 671)
Robert Saunders (I.D. 3027)
Edward B. Micheletti (I.D. 3794)
One Rodney Square
P.O. Box 636
Wilmington, DE 19899-0636
Counsel for Defendants

EXHIBIT A

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

UNISUPER LTD., PUBLIC SECTOR SUPERANNUATION SCHEME BOARD, COMMONWEALTH SUPERANNUATION SCHEME BOARD, UNITED SUPER PTY LTD., MOTOR TRADES ASSOCIATION OF AUSTRALIA SUPERANNUATION FUND PTY LTD., H.E.S.T. AUSTRALIA LTD., CARE SUPER PTY LTD., UNIVERSITIES SUPERANNUATION SCHEME LTD., BRITEL FUND NOMINEES LIMITED, HERMES ASSURED LIMITED, STICHTING PENSIOENFONDS ABP, CONNECTICUT RETIREMENT PLANS AND TRUST FUNDS, and THE CLINTON TOWNSHIP POLICE AND FIRE RETIREMENT SYSTEM, on behalf of themselves and all others similarly situated,

Plaintiffs,

v.

NEWS CORPORATION, a Delaware corporation, K. RUPERT MURDOCH AC, PETER L. BARNES, CHASE CAREY, PETER CHERNIN, KENNETH E. COWLEY AO, DAVID F. DEVOE, VIET DINH, RODERICK EDDINGTON, ANDREW S.B. KNIGHT, LACHLAN K. MURDOCH, THOMAS J. PERKINS, STANLEY S. SHUMAN, ARTHUR M. SISKIND, and JOHN L. THORNTON,

Defendants.

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SCHEDULING ORDER1

[1]	Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Stipulation of Settlement dated April 12, 2006, as filed with the Delaware Court of Chancery.

The parties having made application, pursuant to Court of Chancery Rule 23, for an Order approving the settlement (the “Settlement”) of the above action (the “Action”) in accordance with a Stipulation of Settlement dated as of April 12, 2006 (the “Stipulation”), which is incorporated herein by reference and which, together with the accompanying documents, sets forth the terms and conditions for the proposed Settlement of the Action and for a judgment dismissing Plaintiffs’ claims in the Action with prejudice upon the terms and conditions set forth therein; and the Court having read and considered the Stipulation and the accompanying documents; and all parties having consented to the entry of this Order;

IT IS HEREBY ORDERED this      day of             , 2006 that:

1. Preliminarily for purposes of this Order, the Action shall be maintained and proceed as a class action pursuant to Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2), without opt-out rights, by the Plaintiffs in the Action (the “Plaintiffs”) on behalf of all persons or entities who owned shares of any class of News Corp. common stock at any time, as well as all persons or entities who owned shares of stock in TNCL (including ordinary shares and/or preferred limited voting shares) at any time from September 30, 2004 to November 12, 2004, either of record or beneficially, including any and all of their respective successors-in-interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them (the “Class”).

2. A hearing (the “Hearing”) shall be held before the Court on             , at             in the Court of Chancery of the State of Delaware, in and for Sussex County, in the Court of Chancery Courthouse, 34 The Circle, Georgetown, DE 19947, for the purposes of: (a) determining whether the proposed Settlement of the Action

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on the terms and conditions provided for in the Stipulation is fair, reasonable, adequate and in the best interests of the Class and should be approved by the Court, and whether the Order and Final Judgment provided for in the Stipulation should be entered thereon; (b) determining whether the Action should be certified as a class action; (c) considering the application of Plaintiffs’ counsel for an award of attorneys’ fees and expenses to be paid by News Corp. or one of its wholly owned subsidiaries; and (d) ruling on such other matters as the Court may deem appropriate. The Court may adjourn the Hearing (including consideration of the application of Plaintiffs’ counsel for an award of attorneys’ fees and expenses) or any adjournment thereof without further notice to the Class other than by announcement at the Hearing or any adjournment thereof.

3. The Court finds that the manner and form of notice set forth in subparagraphs 3(a) and 3(b) of this Order, meets the requirements of Court of Chancery Rule 23 and due process, is the best notice practicable under the circumstances, and shall constitute due and sufficient notice to all persons entitled thereto.

(a) News Corp. shall provide notice of the Settlement to the members of the Class by means of (1) a press release to be agreed upon by the parties substantially in the form attached as Exhibit B to the Stipulation, which together with the Stipulation shall be made available on News Corp.’s website until the Settlement has been approved by the Court, and (2) a Form 8-K filing with the Securities & Exchange Commission. News Corp. will pay the entire cost and expense related to the provision of such notice to the Class.

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(b) At or before the Hearing provided for in paragraph 2 of this Order, News Corp. shall file proof, by affidavit, that such notice provided for in paragraph 3(a) occurred.

4. At the Hearing, any member of the Class who desires to do so may appear personally or by counsel, provided that an appearance is filed and served, as hereinafter provided, and show cause, if any, why the Settlement of Plaintiffs’ claims in the Action should not be approved as fair, reasonable, adequate, and in the best interests of the Class; why the Order and Final Judgment should not be entered dismissing with prejudice Plaintiffs’ claims asserted against all of the Defendants on the merits and with prejudice against the Plaintiffs and the Class, as determined by the Court; or why the Court should not grant an allowance of fees and expenses to Plaintiffs’ counsel for their services herein and expenses incurred; provided, however, that no member of the Class or any other person opposing the Settlement or any provision thereof shall be heard or entitled to contest the approval of the terms and conditions of the Settlement and, if approved, the Order and Final Judgment to be entered thereon and the allowance of fees and expenses to Plaintiffs’ counsel, and no papers or briefs submitted by any member of the Class or any other person shall be received and considered, except by Order of the Court for good cause shown, unless, no later than ten (10) calendar days prior to the Hearing, copies of: (a) a notice of intention to appear; (b) a detailed statement of such person’s specific objections to any matter before the Court; (c) proof that the person opposing the Settlement was a member of the Class; (d) the grounds for such objections and any reasons for the Class member’s desiring to appear and to be heard; and (e) all documents and writings such person desires this Court to consider, shall be served upon the following counsel:

Stuart M. Grant, Esquire

GRANT & EISENHOFER, P.A.

Chase Manhattan Centre

1201 North Market Street

Wilmington, DE 19801

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Edward P. Welch, Esquire

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

One Rodney Square

Post Office Box 636

Wilmington, DE 19899-0636

and then filed with the Register in Chancery at the New Castle County Courthouse. Unless the Court otherwise directs, no member of the Class shall be entitled to object to the Settlement, or to the Order and Final Judgment to be entered herein, or to the award of attorneys’ fees and expenses to Plaintiffs’ counsel, or otherwise to be heard, except by serving and filing written objections as described above. Any person who fails to object in the manner provided above shall be deemed to have waived such objection and shall forever be barred from making any such objection in this Action or in any other action or proceeding.

5. Following the Hearing, if the Court approves the Settlement provided for in the Stipulation, judgment shall be entered substantially in the form attached as Exhibit C (the “Order and Final Judgment”) to the Stipulation.

6. In the event that: (i) the Court declines, in any respect (except for a modification of the proposed Class definition or of the releases provided for in the Stipulation which is not material), to enter the Order and Final Judgment provided for above and any one of the parties hereto fails to consent to the entry of another form of order in lieu thereof; (ii) the Court disapproves the Settlement, including any amendments thereto agreed upon by all of the parties; or (iii) the Court approves the Settlement or any amendment thereto approved by all of the parties, but such approval is reversed or substantially modified

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on appeal without all parties consenting to such modification and such reversal or modification becomes final by a lapse of time or otherwise; then, in any of such events, the Stipulation, the Settlement (including any amendments hereof), any actions taken or to be taken with respect to the Settlement, and the Order and Final Judgment to be entered shall be of no further force or effect and shall be null and void, and without prejudice to any of the parties hereto, who shall be restored in all respects to their respective positions existing prior to the execution of the Stipulation. For purposes of this provision, a disallowance or modification by the Court of the fees and expenses sought by plaintiffs’ counsel shall not be deemed an amendment, modification or disapproval of the Settlement or the Order and Final Judgment.

7. The Court reserves the right to approve the Stipulation and the Settlement with modifications and without further notice to members of the Class, and retains jurisdiction over this Action to consider all further applications arising out of or connected with the proposed Settlement.

8. Pending final determination of whether the Settlement should be approved, Plaintiffs and all members of the Class, and any of them, are hereby barred and enjoined from asserting, commencing, prosecuting, assisting, instigating or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity.

Chancellor

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EXHIBIT B

News Corporation

NEWS RELEASE

For Immediate Release	Contact: Media – Andrew Butcher 212-852-7070
Investors – Reed Nolte 212-852-7092

News Corporation Settles Litigation Regarding

Stockholder Rights Plan

NEW YORK, NY, April 12, 2006 – News Corporation today announced that it had settled a lawsuit regarding its stockholder rights plan.

The settlement has been approved unanimously by the News Corporation Board of Directors and the plaintiffs and is subject to approval by the Delaware Court of Chancery.

Under the terms of the agreement, the trial and all remaining proceedings in the litigation will be postponed pending a stockholder vote on a rights plan to be held at News Corporation’s annual stockholders meeting in October 2006.

If stockholders vote in favor of the rights plan, the litigation will be dismissed. If stockholders vote against the plan, the company has the right to treat the vote as advisory and proceed with the litigation.

At the October stockholders meeting, an extension of the existing rights plan to October 2008 will be proposed, with the company having the right to extend for one year if the situation with Liberty Media, which led to the adoption of the rights plan, remains unresolved. If the stockholders vote in favor of the rights plan, then at the expiration of the existing stockholder rights plan or any other rights plan, the company may adopt subsequent rights plans of one-year duration without shareholder approval, subject to interim periods of nine months between plans. If during or prior to any interim period, any stockholder acquires 5 percent or more of News Corporation’s voting stock, offers to purchase voting stock or assets that would result in their owning 30 percent or more of News Corporation’s voting stock or assets, or in certain other circumstances, the company may immediately adopt a new rights plan of one-year duration. The company may, of course, also adopt new rights plans or extend existing rights plans of unlimited duration with shareholder approval.

The settlement agreement will be attached to a Form 8-K to be filed by the company with the Securities and Exchange Commission. The company has agreed to pay the plaintiffs’ attorneys fees and expenses in the litigation.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of December 31, 2005 of approximately US$55 billion and total annual revenues of approximately US$24 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

For more information about News Corporation, please visit www.newscorp.com.

1211 AVENUE OF THE AMERICAS • NEW YORK, NEW YORK 10036 • newscorp.com

EXHIBIT C

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

UNISUPER LTD., PUBLIC SECTOR SUPERANNUATION SCHEME BOARD, COMMONWEALTH SUPERANNUATION SCHEME BOARD, UNITED SUPER PTY LTD., MOTOR TRADES ASSOCIATION OF AUSTRALIA SUPERANNUATION FUND PTY LTD., H.E.S.T. AUSTRALIA LTD., CARE SUPER PTY LTD., UNIVERSITIES SUPERANNUATION SCHEME LTD., BRITEL FUND NOMINEES LIMITED, HERMES ASSURED LIMITED, STICHTING PENSIOENFONDS ABP, CONNECTICUT RETIREMENT PLANS AND TRUST FUNDS, and THE CLINTON TOWNSHIP POLICE AND FIRE RETIREMENT SYSTEM, on behalf of themselves and all others similarly situated,

Plaintiffs,

v.

NEWS CORPORATION, a Delaware corporation, K. RUPERT MURDOCH AC, PETER L. BARNES, CHASE CAREY, PETER CHERNIN, KENNETH E. COWLEY AO, DAVID F. DEVOE, VIET DINH, RODERICK EDDINGTON, ANDREW S.B. KNIGHT, LACHLAN K. MURDOCH, THOMAS J. PERKINS, STANLEY S. SHUMAN, ARTHUR M. SISKIND, and JOHN L. THORNTON,

Defendants.

: : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : :	Civil Action No. 1699-N

ORDER AND FINAL JUDGMENT1

[1]	Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Stipulation of Settlement dated April 12, 2006, as filed with the Delaware Court of Chancery.

A Hearing having been held before this Court on                     , 2006, pursuant to this Court’s Order dated                     , 2006 (the “Scheduling Order”), upon a Stipulation of Settlement (the “Stipulation”) filed in the above action (the “Action”), which is incorporated herein by reference; it appearing that due notice of said hearing has been given in accordance with the aforesaid Scheduling Order; the respective parties having appeared by their attorneys of record; the Court having heard and considered evidence in support of the proposed settlement (the “Settlement”) set forth in the Stipulation; the attorneys for the respective parties having been heard; an opportunity to be heard having been given to all other persons requesting to be heard in accordance with the Scheduling Order; the Court having determined that notice to the Class was adequate and sufficient; and the entire matter of the proposed Settlement having been heard and considered by the Court:

IT IS ORDERED, ADJUDGED AND DECREED THIS              DAY OF             , 2006, AS FOLLOWS:

1. In full compliance with Court of Chancery Rule 23 and the requirements of due process, New Corp. provided notice of the Settlement to the members of the Class by means of (1) a press release, which together with the Stipulation of Settlement was made available on News Corp.’s website, and (2) a Form 8-K filing with the Securities & Exchange Commission. (collectively, the “Notice”).

2. Each of the provisions of Court of Chancery Rule 23(a) has been satisfied and the Action has been properly maintained according to the provisions of Court of Chancery Rule 23(b) with respect to the claims asserted on behalf of the Class. Specifically, based on the record of the Action, this Court expressly and conclusively finds and orders that: (a) the Class, as defined in the Scheduling Order, was so numerous that joinder of all members was

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impracticable; (b) there were questions of law or fact common to the Class; (c) the claims or defenses of the representative plaintiffs in the Action were typical of the claims or defenses of the Class; (d) the representative plaintiffs in the Action and their counsel have fairly and adequately protected and represented the interests of the Class; and (e) the requirements of Court of Chancery Rule 23(b)(1) and (2) have been satisfied. The Action is certified as a class action, pursuant to Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2), without opt-out rights on behalf of the Class, which is a class consisting of all persons or entities who owned shares of any class of News Corp. common stock at any time, as well as all persons or entities who owned shares of stock in TNCL (including ordinary shares and/or preferred limited voting shares) at any time from September 30, 2004 to November 12, 2004, either of record or beneficially, including any and all of their respective successors-in-interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them.

3. Due and adequate notice of the proceedings having been provided to the members of the Class, and a full opportunity having been offered to them to participate in this Hearing, it is hereby determined that they are bound by this Order and Final Judgment.

4. The Stipulation and the terms of the Settlement as described in the Stipulation and the Notice are hereby approved and confirmed as being fair, reasonable, adequate, and in the best interests of the Class; the parties to the Stipulation are directed hereby to consummate the Settlement in accordance with the terms and conditions set forth in the Stipulation; and the Register in Chancery is directed to enter and docket this Order and Final Judgment in the Action.

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5. Plaintiffs’ claims asserted in the Action on behalf of the Class against all Defendants shall be dismissed on the merits with prejudice against Plaintiffs and all members of the Class, without costs, except as provided herein. Without limiting or being limited by the foregoing, any and all claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters and issues, known or unknown, contingent or absolute, liquidated or unliquidated, disclosed or undisclosed, hidden or concealed, matured or unmatured, accrued or unaccrued, apparent or unapparent, that have been, could have been, or in the future can or might be, asserted in this Court or in any other tribunal (including, but not limited to, any claims arising under federal, state, foreign or common law relating to any alleged fraud or misrepresentation; breach of any duty, including any duty of disclosure (whether under state or federal law); breach of contract; promissory estoppel; or otherwise) by the Plaintiffs or by or on behalf of any other member of the Class, whether directly, representatively, derivatively, individually, legally, equitably or any other type or in any other capacity, against any of the Defendants, any of their respective family members, parent entities, controlling persons, associates, affiliates or subsidiaries, and each and all of their past, present or future officers, directors, agents, employees, attorneys, consultants, accountants, shareholders, insurers, co-insurers and re-insurers, advisors (including financial or investment), investment bankers, commercial bankers, general or limited partners and partnerships, limited liability companies, members, joint ventures, heirs, executors, personal or legal representatives, estates, administrators, trustees, predecessors, successors and assigns, whether or not served with process and whether or not such person appeared in the Action (collectively, the “Released Persons”), which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to any of the

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acts, events, facts, matters, transactions, occurrences, statements, representations, misrepresentations or omissions or any other matter, thing or cause whatsoever set forth, alleged, embraced, involved or otherwise asserted in the Action, or in any other court or forum, by any member of the Class, including, without limitation, any claims directly or indirectly related to the Action or to the allegations asserted in the Action, including any disclosure claims premised on state or federal law (but excluding any claims to enforce the terms of the Settlement) (collectively, the “Settled Claims”), shall be completely, individually and collectively, fully, finally and forever compromised, settled, released, discharged, extinguished and dismissed with prejudice, subject to the terms and conditions set forth herein. Without limiting or being limited by the foregoing, any and all claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters and issues, known or unknown, contingent or absolute, liquidated or unliquidated, disclosed or undisclosed, hidden or concealed, matured or unmatured, accrued or unaccrued, apparent or unapparent, that have been, could have been, or in the future can or might be, asserted in this Court or in any other tribunal (including, but not limited to, any claims arising under federal, state, foreign or common law relating to any alleged fraud or misrepresentation; breach of any duty, including any duty of disclosure (whether under state or federal law); breach of contract; promissory estoppel; or otherwise) by the Defendants, whether directly, representatively, derivatively, individually, legally, equitably or any other type or in any other capacity, against any of the Plaintiffs, any of their respective parent entities, controlling persons, associates, affiliates or subsidiaries, and each and all of their past, present or future officers, directors, agents, employees, attorneys, consultants, accountants, shareholders, insurers, co-insurers and re-insurers, advisors

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(including financial or investment), investment bankers, commercial bankers, general or limited partners and partnerships, limited liability companies, members, joint ventures, heirs, executors, personal or legal representatives, estates, administrators, trustees, predecessors, successors and assigns, whether or not served with process and whether or not such person appeared in the Action, which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to Plaintiffs’ filing or pursuit of this Action (but excluding any claims to enforce the terms of the Settlement), shall be completely, individually and collectively, fully, finally and forever compromised, settled, released, discharged, extinguished and dismissed with prejudice, subject to the terms and conditions set forth herein.

6. Plaintiffs and each of the members of the Class shall be deemed to have, and by operation of this Order and Final Judgment shall have, fully, finally, and forever released, relinquished, and discharged all Settled Claims and any Settled Claims which any of the Plaintiffs and/or member of the Class do not know or suspect to exist in his, her, or its favor at the time of the release of the Released Persons which, if known by him, her, or it, might have affected his, her, or its settlement with and release of the Released Persons, or might have affected his, her, or its decision not to object to this Settlement. With respect to any and all Settled Claims, the parties stipulate and agree that Plaintiffs shall expressly, and each of the members of the Class shall be deemed to have, and by operation of this Order and Final Judgment shall have, expressly waived, to the extent permissible by law, the provisions, rights and benefits of California Civil Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

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Plaintiffs and each of the members of the Class shall be deemed to have waived, and by operation of this Order and Final Judgment shall have waived, to the extent permissible by law, any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law or international or foreign law, which is similar, comparable or equivalent to California Civil Code § 1542. Plaintiffs and members of the Class may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of the Settled Claims, but Plaintiffs shall expressly and each member of the Class shall be deemed to have, and by operation of this Order and Final Judgment shall have, fully, finally, and forever settled and released any and all Settled Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The parties acknowledge, and the members of the Class shall be deemed by operation of this Order and Final Judgment to have acknowledged, that the foregoing waiver was separately bargained for and a material element of the Settlement of which this release is a part.

7. The Plaintiffs and the members of the Class are hereby, individually and severally, permanently barred and enjoined from instituting, commencing, prosecuting, participating in or continuing any action or other proceeding in any court or tribunal of this or any other jurisdiction, either directly, representatively, derivatively or in any other capacity, against any of the Released Persons, based upon, arising out of, or in any way related to or

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for the purpose of enforcing any Settled Claim, all of which Settled Claims are hereby declared to be compromised, settled, released, dismissed with prejudice and extinguished by virtue of the proceedings in the Action and this Order and Final Judgment.

8. The attorneys for the Plaintiffs are awarded attorneys’ fees and expenses in the amount of $            , which sum the Court finds to be fair and reasonable, to be paid solely by News Corp. or one of its wholly-owned subsidiaries in accordance with the terms of the Stipulation.

9. This Order and Final Judgment shall not constitute any evidence or admission by any of the Defendants hereto or any other person that any acts of negligence or wrongdoing of any nature have been committed and shall not be deemed to create any inference that there is any liability therefore.

10. The effectiveness of the provisions of this Order and Final Judgment and the obligations of the Plaintiffs and the Defendants under the Settlement shall not be conditioned upon or subject to the resolution of any appeal from this Order and Final Judgment that relates solely to the issue of Plaintiffs’ counsel’s application for an award of attorneys’ fees and expenses.

11. Without affecting the finality of this Order and Final Judgment, jurisdiction is hereby retained by this Court for the purpose of protecting and implementing the Stipulation and the terms of this Order and Final Judgment, including the resolution of any disputes that may arise with respect to the effectuation of any of the provisions of the Stipulation, and for the entry of such further orders as may be necessary or appropriate in administering and implementing the terms and provisions of the Settlement and this Order and Final Judgment.

Chancellor

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